Exhibit 10.3

MASTER TRANSITION SERVICES AGREEMENT

by and between

ONEOK, INC.

and

ONE GAS, INC.

Dated as of [            ], 2014

TABLE OF CONTENTS

		Page

ARTICLE I SERVICES

Section 1.1	Initial Services	1
Section 1.2	Company Groups; Use of Third Parties	2
Section 1.3	Omitted Services; Additional Services; Modified Services	2
Section 1.4	Performance of Services	3
Section 1.5	Changes to Services	3
Section 1.6	Mutual Cooperation; Use of Existing Resources	4
Section 1.7	Internal Controls, Record Retention and Operating Policies	4
Section 1.8	Audit Assistance	4

ARTICLE II

CHARGES AND BILLING; TAXES

Section 2.1	Charges for Transition Services	5
Section 2.2	Payment Terms	6
Section 2.3	Taxes	6
Section 2.4	Record-Keeping	6
Section 2.5	No Set-Off	6
Section 2.6	Disputed Charges	6

ARTICLE III

TERM AND TERMINATION

Section 3.1	Term	7
Section 3.2	Early Termination	7
Section 3.3	Data Migration	7

ARTICLE IV

CONFIDENTIALITY

Section 4.1	Protection of Information	8
Section 4.2	Exclusion of Certain Information	8

ARTICLE V

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 5.1	Authorization	8
Section 5.2	Compliance with Laws	9

i

Exhibits

Exhibit A	Schedules
Exhibit B	Glossary

ii

MASTER TRANSITION SERVICES AGREEMENT

Master Transition Services Agreement, dated as of [            ] (this “Agreement”), by and between ONEOK, INC. (“Parent”) and ONE GAS, INC. (“Spinco”). All the capitalized terms used in this Agreement shall have the meaning either given those terms or incorporated by reference in the Glossary attached as Exhibit B.

R E C I T A L S:

On the Effective Date, Parent will distribute to its shareholders pro rata all of the outstanding stock of Spinco (the “Distribution”), a corporation that Parent currently owns and controls.

Incident to the Distribution, the Companies plan to disaggregate various shared services and certain common uses of facilities and equipment. In order to facilitate separation of the Companies on the Effective Date, the Companies have agreed that certain shared services and certain common uses of facilities and equipment should continue for a transitional period after the Effective Date (together such shared services and common uses are referred to as the “Transition Services”).

The Provider of the Transition Services and the Purchaser of Transition Services shall agree in a separate Schedule to this Agreement (“Schedule”) upon the general description of each particular Transition Service to be provided, the length of time the Transition Service will be provided (if less than the Term of this Agreement), the fee for the Transition Service and, if necessary, any special terms and conditions as may be applicable to the particular Transition Service. Each of the Transition Services so scheduled shall be provided under the terms and conditions set forth in this Agreement. The form of the Schedules shall be substantially as set forth in Exhibit A.

Now, therefore, in consideration of the mutual promises and agreements set forth herein, the Parties hereto hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Initial Services. Subject to the terms, conditions, covenants and agreements contained herein, each Provider agrees to provide, or cause to be provided, to each Purchaser the services set forth on the attached Schedules (the “Initial Services”) to the scope, extent and quality that these Initial Services were provided to or within the Business prior to the Effective Date and the Purchaser agrees to compensate the Provider for the Initial Services at the amount designated on the Schedules. At any time, the Purchaser may, upon written notice of at least thirty (30) days, amend or terminate a Schedule to reduce any or all of the Initial Services to be provided by the Provider under the attached Schedules. Initial Services are further described and set forth in the attached Schedules.

Section 1.2 Company Groups; Use of Third Parties. If prior to the Effective Date the Provider had all or a portion of the Transition Services performed by a member of the Provider’s Group, or a Third Party, the Provider may cause such Transition Service to continue to be provided by a member of the Provider Group or by such Third Party. Notwithstanding the foregoing, the Provider shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Transition Service it causes to be provided by a member of the Provider Group or by a Third Party. In addition, upon prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Provider may, but shall not have the obligation to, engage one or more Third Parties to perform any of the Transition Services, even if said services were traditionally performed by the Provider or a member of the Provider Group prior to the Effective Date.

Section 1.3 Omitted Services; Additional Services; Modified Services.

(a) If, within the first six (6) months after the Effective Date, either of the Companies identifies a service that reasonably should have been included in the Transition Services, but was inadvertently omitted (“Omitted Services”), then that Company may request the Company that would have been the Provider of such Omitted Services to furnish such services as Transition Services. The Provider shall be obligated to perform, at charges established pursuant to Section 2.1 hereof, any Omitted Service that was provided by the Provider to or within the Business immediately prior to the Effective Date and that the Purchaser reasonably believes is necessary to effectuate an orderly transition of the Separation of the Business under the Separation Agreement; provided, however, that the Provider shall not be required to provide any Omitted Service that the Provider reasonably believes would be commercially unreasonable. If the Provider reasonably believes the performance of any requested Omitted Service would be commercially unreasonable, the Provider and the Purchaser shall negotiate in good faith to establish terms under which the Provider can provide some or all of the Omitted Service, but the Provider shall not be obligated to provide such requested Omitted Services if, following good faith negotiation, it is unable to reach agreement with the Purchaser.

(b) The Companies may also identify additional services (“Additional Services”) that are not Omitted Services that one Party needs from the other Party to conduct its Business. The Companies shall negotiate in good faith to enter into a Schedule for each requested Additional Service setting forth a description of the Additional Service, the duration of the Additional Service, the fee for the Additional Service, and any other applicable terms. The Parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.

(c) If a Purchaser requests a modification in any Transition Service (“Modified Services”), the Purchaser shall make its request to the Provider in writing. Upon the Provider’s receipt of a written request for Modified Services, the Provider shall evaluate such request and develop changes in the cost-based rates for those Transition Services as described in Section 2.1. If the Provider and the Purchaser agree to the Modified Services, the Modified Services shall be set forth in a revised Schedule which shall be signed by the Provider and the Purchaser. A requested increase in the term of a particular Transition Service shall also be deemed to be a “Modified Service.”

Section 1.4 Performance of Services. The Provider shall perform its duties and discharge its obligations under this Agreement in a commercially reasonable manner based upon its current practices in providing similar services for itself or its Affiliates (or prior practices in the absence of a current practice) and in accordance with any service levels and performance obligations specified in the applicable Schedule. This obligation is subject to and upon the following conditions:

(a) Except as set forth otherwise in an applicable Schedule, the Transition Services will be available only for purposes of conducting the Business of the Purchaser substantially in the manner it was conducted for the Business prior to the Effective Date.

(b) No Provider shall be required to perform any Transition Service in a manner that would (i) constitute a violation of applicable Law, (ii) would result in the breach of any software license or other applicable Contract in effect on the date of this Agreement, or (iii) violate, infringe, or constitute an infringement or misappropriation of, any Intellectual Property rights of any Third Party.

(c) No Provider shall be required to perform, and the Purchaser shall not sell, transfer, assign or otherwise use the Transition Services, in whole or in part, for the benefit of any Third Party.

(d) Except as set forth otherwise in an applicable Schedule, no Provider shall be obligated to (i) maintain the employment of any specific employee, or hire or train additional employees, (ii) purchase, lease or license any additional equipment or software or (iii) pay any cost or expend any capital related to the transfer or conversion of Information to the Purchaser upon termination of the Transition Services. In addition, no Provider shall be obligated to upgrade, update, improve, tweak, enhance, modify, add or delete any software, hardware, equipment, databases or interfaces in connection with the Transition Services.

(e) No Provider shall be required to provide any Transition Service to the extent the performance of such Transition Service becomes commercially unreasonable as a result of a cause or causes outside the reasonable control of the Provider, including unfeasible technological requirements or an event of Force Majeure as set forth in Section 8.3 herein.

Section 1.5 Changes to Services. Except as provided in Section 1.8 below, the Provider may make changes from time to time in the manner of performing the Transition Services, if:

(a) The Provider is making similar changes in performing similar services for itself or its Affiliates;

(b) The Provider furnishes to the Purchaser substantially the same notice (in content and timing) and right of consultation as the Provider shall furnish to its Affiliates respecting such changes, provided that if there is no such notice or right of consultation, then the Provider shall give a commercially reasonable notice and right of consultation to the Purchaser; and

(c) changes shall not result in any material degradation of the Transition Services and after the applicable changes, the Transition Services shall meet the standards imposed by this Agreement.

Section 1.6 Mutual Cooperation; Use of Existing Resources. The Purchaser and the Provider shall cooperate with each other in connection with the performance of the Transition Services, including producing on a timely basis all Information that is reasonably requested with respect to the performance of the Transition Services. The Provider may need to rely upon the expertise of and have access to certain employees of the Purchaser. Accordingly, as may be reasonably necessary to perform the Transition Services, the Provider shall be entitled to have reasonable access to any employee of the Purchaser to the extent necessary to perform the Transition Services.

Section 1.7 Internal Controls, Record Retention and Operating Policies. The Provider shall maintain and comply with the internal controls, record retention policies and other operating policies and procedures that were in place prior to the Effective Date with respect to each Transition Service or as otherwise implemented by the Parties to comply with internal standards and procedures or applicable law. If the Purchaser under a Schedule requires a change to the internal controls or compliance policies or requires the implementation of additional internal controls or compliance policies related to a Transition Service in order to comply with changes to applicable Law or internal standards and procedures, the Provider shall use commercially reasonable efforts to change or add to the internal controls or compliance policies related to the Transition Service as requested by the Purchaser. In connection with a Provider changing or adding to internal controls or compliance policies as required by the foregoing, the Purchaser shall pay for any additional costs for the Transition Service associated with the implementation or maintenance of the applicable change or addition; provided, however, that if (i) such change or addition is required for the compliance of both the Purchaser and the Provider with a Law or policy applicable to both, or (ii) both the Purchaser and the Provider will benefit from such change or addition, the Parties shall negotiate in good faith an equitable sharing of the costs associated with such change or addition.

Section 1.8 Audit Assistance. The Provider and the Purchaser shall cooperate with the other in providing such Information as may be required and access for audits by independent certified public accountants, internal auditors, regulators, or other persons with the right of audit. A Party acting as a Purchaser hereunder may, at its sole cost and expense, request its third party auditor to perform a SAS 70 Type II audit or other audit or review of such Provider’s internal controls and operating environment related to the Transition Services upon reasonable advance notice, and the Provider shall perform such an audit or review or assist the Purchaser or the Purchaser’s third party auditor in connection with such an audit or review, in each case at the Purchaser’s expense. At the conclusion of such audit or review, the Provider shall implement such reasonable changes to the Transition Services or operating environment to correct deficiencies identified in the audit report to ensure compliance with applicable law or that are otherwise necessary for the Provider to comply with the Purchaser’s internal policies in connection with the Transition Services. To the extent such changes are required for the benefit of both Parties, the Parties shall share the costs to implement all such changes equally. To the extent such changes are required solely for the benefit of the Purchaser, including but not limited to changes required to comply with the Purchaser’s internal policies, the Purchaser shall pay all costs to implement such changes. All incremental costs incurred by a Company in providing such Information or assistance to the other Company shall be reimbursed by such other Company.

ARTICLE II

CHARGES AND BILLING; TAXES

Section 2.1 Charges for Transition Services.

(a) It is the intent of the Parties that the Transition Services are provided by the Provider at the Provider’s actual cost without any element of profit. The fee for the Transition Services is determined based upon the actual direct costs of providing the Transition Services internally, which actual direct costs include but are not limited to the prorated wages and employee benefits of employees plus payroll taxes, at the Provider, plus reimbursement of out-of-pocket Third Party costs and expenses. The rates provided on the attached Schedules represent the Parties’ current estimate of the actual costs, but such rates are subject to adjustment to reflect actual costs or are otherwise set forth in Section 2.1(b).

(b) If events or circumstances arise which materially increase or decrease the cost of providing Transition Services based upon the methodology for charges provided in Section 2.1(a), then upon thirty (30) days prior written notice to the Purchaser, the cost shall be equitably adjusted to take into account the changed events or circumstances so that the rates are adjusted to reflect the actual direct costs of the Provider, plus out-of-pocket Third Party costs and expenses. Rates for a Transition Service will also be adjusted whenever the cost of providing the Transition Service increases or decreases due to the renegotiation of a software license or obtaining a new software license as a result of a change in the relationship between the Provider and a software licensor; provided, however, that in no event shall the Purchaser be charged for (i) the license of new software, or (ii) upgrades or modifications to existing software made or purchased by the Provider to the extent such new license, upgrade or modification was not necessary for the provision of the Transition Services, unless specifically requested and agreed to by the Companies as set forth in Section 1.3(c).

(c) For so long as this Agreement is still in effect, specific rates for Transition Services shall be subject to adjustment as of January 1 in each year, commencing January 1, 2015, in order to bring the rates into conformity with the criteria of Section 2.1(a).

(d) If a Purchaser requests modifications to the Transition Services under Section 1.3(c), the Provider shall determine appropriate changes in the charges for the Modified Services in accordance with the methodology set forth in Section 2.1(a) and shall give written notice to the Purchaser of such changes. If the Modified Services require the hiring of additional employees or the procurement of additional software, equipment or services, the Provider may include in the charges for the Modified Services provisions for the recovery of (i) employee hiring expenses, and (ii) the cost of procuring additional software, equipment and services. In case any Modified Service requires the incurrence of costs to implement the modification, the Provider may charge the Purchaser for such costs on an “up front” basis, in addition to the periodic rates charged for the Modified Service.

Section 2.2 Payment Terms. The Provider shall bill all charges for Transition Services on a monthly basis. The Purchaser shall pay the Provider for all Transition Services within thirty (30) days of receipt of an invoice. Late payments shall bear interest at the lesser of twelve percent (12%) per annum or the maximum non-usurious rate of interest permitted by applicable law.

Section 2.3 Taxes. The Purchaser shall pay any and all Transfer Taxes incurred in connection with the applicable Provider’s provision of the Transition Services. In the event that applicable Law requires that an amount in respect of any Taxes be withheld from any payment by the Purchaser (or the applicable Affiliate of the Purchaser) to the Provider (or its applicable Affiliate) under this Agreement (other than Taxes imposed or based on net income or gross receipts) the amount payable to the Provider (or its applicable Affiliate) shall be increased as necessary so that, after the Purchaser (or the applicable Affiliate of the Purchaser) has withheld amounts required by applicable Law, the Provider (or its applicable Affiliate) receives an amount equal to the amount it would have received had no such withholding been required, and the Purchaser (or the applicable affiliate of the Purchaser) shall withhold such Taxes and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable law and provide the Provider (or its applicable Affiliate) with a receipt confirming such payment. The Provider shall reasonably cooperate with the Purchaser to determine whether any such deduction or withholding applies to the Transitional Services, and if so, shall further reasonably cooperate to minimize applicable withholding taxes.

Section 2.4 Record-Keeping. The Provider shall maintain complete and accurate records of any invoices and supporting documentation for all amounts billed to, and payments made by, the Purchaser under this Agreement, subject to the Provider’s usual record retention policies. The Provider shall provide to the Purchaser or its designee documentation and other information relating to each invoice as may be reasonably requested by the Purchaser to verify that the Provider’s charges are accurate, complete, and valid in accordance with this Agreement.

Section 2.5 No Set-Off. The Purchaser’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

Section 2.6 Disputed Charges. If the Purchaser disputes a charge in good faith, it may withhold payment of such charge so long as the Purchaser makes timely payment of all undisputed charges and, no later than the payment deadline, provides the Provider with a detailed written explanation of the reasons for the Purchaser’s dispute of the charge. The Parties shall cooperate to promptly resolve any disputed charge. If the Parties agree that the disputed charge is not a valid charge, the Provider shall either (i) include a credit within the next invoicing cycle (to the extent the Purchaser previously paid the disputed charge) or (ii) promptly issue an amended invoice. If the Parties agree that the disputed charge is a valid charge, the Purchaser shall pay the charge within fifteen (15) days from the date of the resolution of the dispute. If the Parties are unable to come to a resolution on the disputed charge within thirty (30) days, then the dispute shall be referred to senior management of each Party.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term. Unless otherwise terminated pursuant to Section 3.2, and except as provided in Section 8.1, this Agreement shall terminate with respect to any Transition Service the later of (i) twelve (12) months from the Effective Date; or (ii) at the close of business on the last day of the Service Period for such Transition Service designated in the applicable Schedule if longer than twelve (12) months (the “Term”). Notwithstanding the foregoing, the Companies may elect to extend the Service Period for any Transition Service upon mutual written agreement.

Section 3.2 Early Termination.

(a) The Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligation to purchase any Transition Service for future months, effective on the first day of the applicable month, upon the giving of an advance written notice to the Provider of not less than thirty (30) days prior to the effective date of termination. If the Purchaser terminates a Transition Service prior to the expiration of the Service Period for such Transition Service, the fees for any remaining months of the Service Period for associated Transition Services shall be decreased to account for the Transition Services that are terminated and any prepaid monthly charges shall be refunded to the Purchaser. Upon early termination of Transition Services under this Section, the Purchaser shall pay the Provider for any unreimbursed costs that directly result from the early termination and for any incurred fees or expenses being amortized over the Service Period.

(b) In addition, the Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligations to purchase any Transition Service if the Provider materially breaches a provision with respect to any particular Transition Service and, if curable, does not cure such breach within thirty (30) days after being given written notice of such breach. Upon termination for breach, the Purchaser shall not be obligated to pay a termination fee and any prepaid charges shall be prorated and the unused portion refunded to the Purchaser.

(c) The Provider shall have the right at any time during the Term of this Agreement to terminate its obligation to provide any Transition Service if the Purchaser materially breaches a provision with respect to any particular Transition Service and, if curable, does not cure such breach within 30 days after being given written notice of such breach. For the avoidance of doubt, failure to timely pay money shall be a material breach.

Section 3.3 Data Migration. On or prior to the last day of each relevant Service Period, the Provider shall use commercially reasonable efforts to support any transfer of Information concerning the relevant Transition Services to the applicable Purchaser. If requested by the Purchaser, the Provider shall deliver to the Purchaser, within such time periods as the Provider and the Purchaser may reasonably agree, all Information received, generated or computed for the benefit of such Purchaser during the Service Period, in electronic and/or hard copy form; provided that (a) the Provider shall not have any obligation to provide or cause to be provided Information in any non-standard format, and (b) the Provider shall be reimbursed for its reasonable out-of-pocket costs of providing Information in any format other than its standard format, unless otherwise expressly provided in the applicable Schedule.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 Protection of Information. The Provider and the Purchaser may share Information that is confidential or subject to privacy laws in the course of the Provider performing Transition Services. The Provider and the Purchaser shall each protect and maintain the confidentiality of all Information provided to it by the other Party that is either designated as “confidential” by clearly so marking on or in the transmittal in a manner that may be easily observed, is required to be kept confidential under law, or contains financial or proprietary data (“Confidential Information”). The Provider and the Purchaser shall each use, as applicable, (a) in the absence of a policy or procedure used to provide substantially the same service before the Effective Date, the same internal policies and controls to protect and maintain the other’s Confidential Information as are used to protect their own Confidential Information or (b) those policies and procedures that were in effect prior to the Effective Date and used by the Provider in providing substantially the same service to the Purchaser. The Provider and the Purchaser shall use the other’s Confidential Information only as required for the purposes of this Agreement and shall return upon request, subject to the limitations of Section 3.3, or destroy Confidential Information that is no longer needed to render Transition Services in accordance with the receiving Party’s retention policies; provided that the receiving Party has been provided prior written notice of such retention policies.

Section 4.2 Exclusion of Certain Information. The provisions of Section 4.1 do not apply to Information that (i) was, is or becomes generally available to the public other than as a result of a breach of Section 4.1 or any applicable confidentiality agreement by the receiving Party or its representatives; (ii) was or is developed by the receiving Party independently of and without reference to any Confidential Information of the disclosing Party; or (iii) was, is or becomes available to the receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement. For the purposes of this Article IV, “receiving Party” means the Party receiving the Confidential Information of the other Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 5.1 Authorization. Each Company represents and warrants: (a) that this Agreement has been validly executed and delivered by such Company and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Company and any of its Affiliates designated by Company as a Provider or Purchaser, enforceable against such Company and each such Affiliate in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending; and (b) that such Company has all requisite corporate power and authority to enter into this Agreement, including requisite authorizations from each Affiliate that may be designated as a Provider or Purchaser.

Section 5.2 Compliance with Laws. Each Party shall perform Transition Services under this Agreement in a manner that complies in all material respects with all applicable laws.

Section 5.3 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES AND AGREES THAT ALL TRANSITION SERVICES AND ANY GOODS DELIVERED INCIDENT THERETO ARE PROVIDED ON AN “AS-IS” “WHERE-IS” BASIS AND THAT THE PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES AND THE PROVIDER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI

LIMITATIONS OF LIABILITY AND INDEMNITY

Section 6.1 Exclusion of Certain Damages. IN NO EVENT SHALL ANY PROVIDER OR PURCHASER, ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF TRANSITION SERVICES, EVEN IF THAT PROVIDER OR PURCHASER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PROVIDER OR PURCHASER HEREBY WAIVES ON BEHALF OF ITSELF AND THE MEMBERS OF ITS GROUP ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO THE EXTENT ANY PROVIDER OR PURCHASER, ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH CASE ALL SUCH DAMAGES SHALL BE RECOVERABLE.

Section 6.2 Provider’s Indemnification. The Provider shall indemnify, defend and hold harmless the Purchaser and its directors, officers and employees, and each of the successors and assigns of any of the foregoing from and against any and all claims relating to, arising out of or resulting from the Provider’s gross negligence or willful misconduct in the performance of its obligations hereunder, other than to the extent such claims are attributable to the gross negligence, negligence, willful misconduct or breach of this Agreement by any Person so indemnified by the Provider.

Section 6.3 Purchaser’s Indemnification. The Purchaser shall indemnify, defend and hold harmless the Provider, the Provider Group and its and their directors, officers and employees, and each of the successors and assigns of any of the foregoing from and against any and all claims relating to, arising out of or resulting from (A) the Provider’s performance of its obligations hereunder, (B) the negligence, gross negligence or willful misconduct of the Purchaser, or (C) breach of this Agreement by the Purchaser, in each case other than to the extent such claims are attributable to the gross negligence, negligence, willful misconduct or breach of this Agreement by any Person so indemnified by the Purchaser.

Section 6.4 Clarification of Indemnification. As used in Sections 6.2 and 6.3, without limitation, “willful misconduct” includes any felony where scienter is an element, any intentional tort or any common law fraud.

ARTICLE VII

GOVERNING LAW

Section 7.1 Amicable Resolution. Each Company and each Provider and Purchaser shall seek to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement, including involving such senior management as may be required to reach resolution of any dispute.

Section 7.2 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the law of the State of Oklahoma and applicable federal law, without giving effect to any conflict of law principle.

Section 7.3 Submission to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN TULSA, OKLAHOMA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; PROVIDED THAT THE PARTIES MAY BRING ACTIONS OR PROCEEDINGS AGAINST EACH OTHER IN OTHER JURISDICTIONS TO THE EXTENT NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN OTHER JURISDICTIONS UNLESS SUCH ACTIONS OR PROCEEDINGS ARE NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.12. NOTHING IN THIS SECTION 7.3, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY ACTION OR

PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

Section 7.4 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The Sections of this Agreement which by their nature should survive any expiration or termination of this Agreement and of each Schedule made under this Agreement, shall so survive, including but not limited to Section 2.3 and Articles 4 - 8.

Section 8.2 Title to Intellectual Property. Each Purchaser acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by any Provider, by reason of the provision of the Transition Services provided hereunder. No Purchaser will remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by any Provider, and each Purchaser shall reproduce any such notices on any and all copies thereof. No Purchaser will attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by any Provider, and each Purchaser shall promptly notify such Provider of any such attempt, regardless of whether by Purchaser or any Third Party, of which Purchaser becomes aware.

Section 8.3 Force Majeure. No Party shall be held liable or responsible to another Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

Section 8.4 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, employer/employee, partnership or any other relationship.

Section 8.5 Subrogation. If any liability arises from the performance of any Transition Services under this Agreement by a Third Party contractor, the Purchaser with respect to such Transition Services shall be subrogated to such rights, if any, as the Provider may have against such Third Party contractor.

Section 8.6 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement (including all Schedules and Exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 8.7 Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

Section 8.8 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.7 and shall be effective only to the extent in such writing specifically set forth.

Section 8.9 No Third Party Beneficiaries. Except as provided in Article VI, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

Section 8.10 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any instrument purporting to make such an assignment without prior written consent shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with a merger effected solely for the purpose of changing such Party’s state of incorporation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.11 Responsible Parties. Each Party shall be responsible for its Affiliates compliance with the terms and conditions of this Agreement.

Section 8.12 Notices. All notices, demands and other communications given under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), telecopied (and confirmed by telecopy answer back), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below or such other address or to the attention of such other Person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice, demand or other communication under this Agreement shall be deemed to have been given when so personally delivered or so telecopied and confirmed (if telecopied before 5:00 p.m. Central Time on a business day), or if sent, one business day after deposit with an overnight courier, or, if mailed, five business days after deposit in the U.S. mail.

ONEOK, INC.

Attn: General Counsel

100 W. 5th St.

Tulsa, OK 74103

Fax:

ONE Gas, Inc.

Attn: General Counsel

15 E. 5th St.

Tulsa, OK 74103

Fax:

The Parties may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures agreed to, provided that approval of such procedures may be limited to particular notices or communications. Unless the Parties agree otherwise, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 8.13 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

Section 8.14 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto. In case of ambiguity or conflict between the terms and conditions of the body of this Agreement and the terms and conditions of a Schedule to this Agreement, the terms and conditions of the Schedule shall control.

Section 8.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.16 Delivery by Facsimile and Other Electronic Means. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

SIGNED: To be effective as of the Effective Date on this      day of             , 2014.

ONEOK, INC.

By
Name:
Title:
Date:

ONE GAS, INC.

By
Name:
Title:
Date:

EXHIBIT B

GLOSSARY

For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Services” has the meaning set forth in Section 1.3(b).

“Affiliate” means when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement and includes all Exhibits and Schedules to the Agreement.

“Business” means, where any member of the Parent Group is the Purchase, one or more of the Retained Businesses, and where any member of the Spinco Group is the Purchaser, the LDC Business.

“Companies” means Parent and Spinco.

“Company” means one of them as the term is used.

“Confidential Information” has the meaning given that term in Section 4.1, as limited by Section 4.2.

“Distribution” has the meaning set forth in the Recitals to the Agreement.

“Effective Date” means [                    ].

“Exhibits” means all of the exhibits referenced in the Agreement.

“Glossary” means the lists of defined terms included in this Exhibit B.

“Group” means the group of affiliated entities associated with a particular Company. See the definitions of Group specific to each Company.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, and other technical, financial, employee or business information or data, but excludes, except for Section 4.1, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), all of which Information from or to attorneys is designated as “Confidential Information” for the purposes of Section 4.1.

“Initial Services” has the meaning set forth in Section 1.1.

“Intellectual Property” has the meaning given such term in the Separation Agreement.

“LDC Business” has the meaning set forth in the Separation Agreement.

“Modified Services” has the meaning set forth in Section 1.3(c).

“Omitted Services” has the meaning set forth in Section 1.3(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Group” means Parent and its Affiliates.

“Party” means in context any Person contractually bound by this Agreement, including Persons bound by being designated as a Provider or a Purchaser in a Schedule.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, or governmental or regulatory authority, body, corporation or entity.

“Prime Rate” means the rate that JP Morgan Chase Bank (or its successor) announces as its prime lending rate, as in effect from time to time or as published in The Wall Street Journal. If that bank or its successor no longer specifies a prime rate, then the most recent prime rate for money borrowed or loaned in the U.S. that is published by the Wall Street Journal shall apply.

“Provider” means, with respect to any Transition Service, the entity or entities providing the Transition Service, as set forth on the applicable Schedule.

“Provider Group” means Provider and its Affiliates.

“Purchaser” means, with respect to any Transition Service, the entity or entities receiving the Transition Service as set forth on the applicable Schedule.

“Retained Businesses” has the meaning set forth in the Separation Agreement.

“Schedule” has the meaning set forth in the Recitals to this Agreement.

“Separation Agreement” means the Separation and Distribution Agreement, dated [            ], 2014, by and between ONEOK, INC. and ONE GAS, INC.

“Service Period” means, with respect to any Transition Service, the period commencing on the Effective Date and ending on the earlier of (i) the date the Purchaser terminates the provision of such Transition Service or (ii) the termination date specified with respect to such Transition Service on the applicable Schedule.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Group” means Spinco and its Affiliates.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other similar governmental charges (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Term” has the meaning set forth in Section 3.1.

“Third Party” means any Person other than a Party and the Affiliates of that Party as of the date of execution of this Agreement.

“Transition Services” has the meaning set forth in the Recitals to this Agreement and includes the Initial Services, Omitted Services, the Additional Services, and the Modified Services.

“Transfer Taxes” means all sales, use, goods and services, harmonized sales, transfer, reporting, recording, filing, and other similar fees, taxes and charges arising out of or in connection with the transactions effected pursuant to this Agreement.